UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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NATIONWIDE VARIABLE INSURANCE TRUST
(Name of Registrant as Specified in Its Charter)

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NATIONWIDE VARIABLE INSURANCE TRUST
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

January 31, 2018

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the NVIT Nationwide Fund (the "Fund"), a series of Nationwide Variable Insurance Trust (the "Trust").

Specifically, the Board of Trustees of the Trust approved the selection of AQR Capital Management, LLC to serve as the new subadviser to the Fund following the resignation of HighMark Capital Management, Inc. as the Fund's subadviser on November 13, 2017. The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the "Manager of Managers Order"). The Manager of Managers Order instead requires that this Information Statement be sent to you. The full Information Statement also will be available on the Trust's website at http://www.nationwide.com/mutualfundsshareholdernews until May 15, 2018.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

/s/ Eric E. Miller
Eric E. Miller
Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

INFORMATION STATEMENT

Nationwide Variable Insurance Trust (the "Trust") is furnishing this Information Statement with respect to the NVIT Nationwide Fund (the "Fund"), a series of the Trust. All owners ("Contract Owners") of variable annuity contracts or variable life insurance policies ("variable contracts") who, as of the date hereof, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement. This Information Statement will be sent to Contract Owners on or about February 2, 2018. The Information Statement also is available online at www.nationwide.com/mutualfundsshareholdernews.  The Trust has received an exemptive order (the "Manager of Managers Order") from the U.S. Securities and Exchange Commission (the "SEC"), which permits Nationwide Fund Advisors ("NFA"), the Fund's investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Trust's Board of Trustees (the "Board" or the "Trustees"), but without obtaining shareholder approval, provided, among other things, that the Fund sends to its shareholders (or, in this case, the Contract Owners who have selected the Fund as an underlying investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio, or series, of the Trust. The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund's daily business affairs, subject to the supervision and direction of the Board. NFA selects the subadviser(s) it believes will provide the Fund with high-quality investment management services consistent with the Fund's investment objective. NFA is responsible for the overall monitoring of the Fund's subadviser(s).

Effective November 13, 2017, AQR Capital Management, LLC ("AQR") began serving as the subadviser to the Fund, following the resignation of HighMark Capital Management, Inc. ("HighMark"), the Fund's previous subadviser. As a result of this change, the Fund is now subadvised by AQR.

AQR is independent of NFA and discharges its responsibilities subject to the oversight and supervision of NFA and the Board. AQR is paid a subadvisory fee by NFA from the management fees NFA receives from the Fund. In accordance with procedures adopted by the Board, the subadviser of the Fund may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of AQR, located at Two Greenwich Plaza, Greenwich, CT 06830, as the new subadviser to the Fund. The Board approved the appointment of AQR as subadviser to the Fund on November 8, 2017, and AQR began serving as the Fund's subadviser on November 13, 2017, following the resignation of HighMark. The factors considered by the Board in making its decision to approve AQR as the subadviser, as well as other important information, are described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA's duties to select and supervise the Fund's subadviser, NFA is responsible for communicating performance expectations to, and evaluating the performance of, the subadviser and recommending to the Board whether a new subadviser should be hired or whether the subadviser's contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund's investment objective is to seek total return through a flexible combination of capital appreciation and current income. It invests in a diversified portfolio of common stocks to produce an overall blended equity portfolio consisting of various types of stocks that the subadviser believes offer the potential for capital growth and/or dividend income.

HighMark had served as the Fund's subadviser since September 2013, but recently notified NFA of its decision to leave the mutual fund subadvisory business, effective in November 2017.  As a result, NFA undertook a search for a new subadviser to manage the Fund upon HighMark's resignation.

In searching for a replacement for Highmark, NFA sought a manager that would employ a consistent and repeatable investment process, provide a complement to the other mutual fund options available through variable life and variable annuity contracts issued by Nationwide Life Insurance Company, Jefferson National Life Insurance Company, and their affiliated insurance companies (collectively, "Nationwide Life"), and demonstrate the ability to generate favorable investment returns similar to those of the S&P 500 Index, but with lower volatility.  To achieve these goals, NFA employed a subadviser selection process that was driven by qualitative, quantitative and risk due diligence processes. For those potential subadvisers that met the foregoing criteria, a number of additional factors were applied, including, but not limited to, firm stability and ownership structure; composition, experience, culture and compensation structure of the portfolio management team; available capacity for the Fund's assets; and the reasonableness of the candidate's fee and its consistency with the Fund's expense structure.  Discussions and onsite due diligence visits were then conducted with potential subadvisers to evaluate their investment strategies, management teams and operational capabilities.

AQR Capital Management, LLC

Of the potential subadvisers that NFA evaluated, NFA determined that AQR was the most qualified and appropriate candidate to subadvise the Fund.

AQR pursues a defensive investment style, meaning it seeks to participate in rising equity markets while mitigating downside risk in declining markets.  In other words, AQR expects the Fund to lag the performance of traditional U.S. equity funds when equity markets are rising, but to exceed their performance during equity market declines.  To achieve this result, the Fund will be broadly diversified across companies and industries and will invest in companies that AQR has identified to have low risk and high quality. AQR believes that the stocks of these types of companies tend to be lower "beta" stocks and that lower "beta" stocks generally are less volatile than higher "beta" stocks (i.e., their value has a lower sensitivity to fluctuations in the securities markets).  AQR believes that low "beta" and high quality stocks generally produce higher risk-adjusted returns over a full market cycle than high "beta" or poor quality stocks.

AQR uses an actively managed bottom-up stock selection process for choosing securities across a large-capitalization equity market universe. AQR uses quantitative models, which combine active management to identify quality companies and statistical measures of risk to assure diversification by issuer and industry, as well as additional criteria that form part of AQR's security selection process. AQR uses volatility and correlation forecasting and portfolio construction methodologies to manage the Fund. Shifts in allocations among issuers and industries are determined using the quantitative models based on AQR's determinations of risk and quality, as well as other factors including, but not limited to, managing industry and sector exposures.

Upon analysis, NFA determined that AQR's strategy has the potential to produce a lower volatility outcome with better risk-adjusted returns over the medium- to long-term investment horizons than those of other candidates.  Balancing all of the relevant factors, NFA recommended AQR primarily because of the consistency in its processes and results, AQR's strong reputation, which NFA believed would appeal to clients of brokers and investment advisers that recommend variable annuities, and because of the way in which AQR could differentiate the Fund from other large-cap equity investment options available through variable insurance contracts issued by Nationwide Life.

Michele L. Aghassi, Ph.D., CFA, Andrea Frazzini, Ph.D., Jacques A. Friedman, and Hoon Kim, Ph.D., CFA, are jointly and primarily responsible for the day-to-day management of the Fund.

Dr. Aghassi is a Principal of AQR. She joined AQR in 2005 and is co-head of research for its Global Stock Selection group, overseeing research and portfolio management.

Dr. Frazzini is a Principal of AQR. He joined AQR in 2008 and develops quantitative models for its Global Stock Selection team.

Mr. Friedman is a Principal of AQR. He joined AQR at its inception in 1998 and heads its Global Stock Selection team, overseeing research and portfolio management.

Dr. Kim is a Principal of AQR. He joined AQR in 2005 and develops quantitative models and oversees portfolio management for its Global Stock Selection team.

Based on the foregoing considerations, NFA recommended to the Board that AQR be approved as the subadviser to the Fund.

BOARD CONSIDERATIONS

At a special meeting held in-person on November 8, 2017, the Board, of which eight of the nine members are not considered to be "interested persons" of the Fund under the Investment Company Act of 1940, as amended (the "1940 Act") ("Independent Trustees"), discussed and unanimously approved the appointment of AQR as the subadviser to the Fund. The Trustees were provided with detailed materials in advance of and at the meeting relating to the proposal to appoint AQR. The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the proposal. The material factors and conclusions that formed the basis for the Board's approval are discussed below.

The Nature, Extent and Quality of the Services to be Provided by AQR as Subadviser. The Trustees considered the information provided by NFA as to AQR, including, among other things, information relating to AQR's investment strategy and process for the Fund. The Trustees considered the experience of the investment personnel of AQR that would be managing the Fund.

Investment Performance. The Trustees considered information concerning the past performance record of AQR in managing an investment strategy comparable to the strategy it would use in managing the Fund's assets.

Fee Level. The Board noted that under the proposed subadvisory fee schedule, NFA would pay a lower subadvisory fee to AQR than the subadvisory fee paid to HighMark.  The difference between the two fees is retained by NFA.

Profitability. No information was presented to the Board regarding the expected profitability of the subadvisory agreement.

Terms of the Subadvisory Agreement. The Board noted that the non-compensatory terms of the subadvisory agreement are substantially similar in all material respects to the terms of the subadvisory agreements that the Trust currently has in place with other series of the Trust.

Conclusion. Based on these and other considerations, none of which was individually determinative of the outcome, and after discussion and consideration among themselves, and with NFA, Trust counsel, and independent legal counsel, the Trustees, including all of the Independent Trustees, determined that the services to be provided by AQR and the fees to be paid to AQR each appeared on the basis of the information presented to be acceptable, and unanimously approved the subadvisory agreement for a two-year period commencing from the execution of the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with AQR, dated November 13, 2017 (the "Agreement"), was approved by the Board, including the Independent Trustees, on November 8, 2017. In accordance with the Manager of Managers Order, the Agreement was not submitted to the Fund's shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

Term. The Agreement, solely with respect to the Fund, has an initial term that expires on May 1, 2019, and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The Agreement can be terminated on not more than 60 days' written notice by NFA, the Trust on behalf of the Fund or a majority of the outstanding voting securities of the Fund, or on not less than 120 days' written notice by AQR. The Agreement terminates automatically if assigned by any party.

Fees. Under the Agreement, the annual subadvisory fee payable by NFA to AQR (as a percentage of the Fund's average daily net assets) is set forth in the table attached as Exhibit A. The overall advisory fees of the Fund will not increase as a result of a lower subadvisory fee schedule with AQR than the previous subadvisory fee schedule with HighMark.

Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund's assets to AQR and for overseeing and reviewing the performance of AQR. AQR is required to manage the Fund's portfolio in accordance with the Fund's investment objectives and policies, subject to the supervision of NFA and the Board.

Brokerage. Under the Agreement, AQR is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers AQR selects and to negotiate commissions to be paid on such transactions. In doing so, AQR is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification. Under the Agreement, AQR and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund's shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement, or violation of applicable law.

AQR is required, under the Agreement, to indemnify NFA, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of AQR's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances. The Agreement also contains provisions pursuant to which NFA and the Trust are required to indemnify AQR for any liability and expenses which may be sustained by AQR unless they were the result of AQR's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory requirements. These provisions include a requirement that AQR establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits AQR to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between AQR and other subadvisers to the Fund or funds affiliated with the Fund.

Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC's Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (ii) by mail by sending your request to SEC Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC's website – http://www.sec.gov – through the EDGAR system.

OTHER INFORMATION ABOUT AQR

AQR is located at Two Greenwich Plaza, Greenwich, CT 06830. The following table sets forth the name and principal occupation of the principal executive officers of AQR. The address of each person listed below is Two Greenwich Plaza, Greenwich, CT 06830.

Name	Title
Clifford S. Asness	President and Founding and Managing Principal
David G. Kabiller	Founding Principal
William J. Fenrich	Chief Legal Officer
John M. Liew	Founding Principal
Bradley D. Asness	Co-Chief Operating Officer
John B. Howard	Co-Chief Operating Officer and Chief Financial Officer
Herbert J. Willcox	Chief Compliance Officer

AQR is a wholly-owned subsidiary of AQR Capital Management Holdings LLC ("AQR Holdings"). AQR Capital Management Group, L.P. is the majority owner of AQR Holdings. Clifford S. Asness is the principal owner of AQR through such intermediate entities.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund's average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended December 31, 2017, the Fund paid investment advisory fees to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund's investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including a majority of the Independent Trustees, on March 7, 2017. The Investment Advisory Agreement was last approved by shareholders of the Fund on April 23, 2007. The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets the overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund's assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of a Fund's assets not otherwise assigned to a subadviser. With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser's ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser's contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser. Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund's business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60 days' written notice to the other party. The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of December 31, 2017, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of December 31, 2017, to the Trust's knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of December 31, 2017, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although Contract Owners are not being asked to vote on the approval of AQR as subadviser to the Fund, the Trust is required to summarize the voting rights of Contract Owners. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund's shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Shares of the Fund are available exclusively as a pooled funding vehicle for variable contracts offered by the separate accounts, or subaccounts thereof, of certain life insurance companies ("Participating Insurance Companies"). The Participating Insurance Companies own shares of the Fund as depositors for the Contract Owners. Thus, individual Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. Rather, the Participating Insurance Companies and their separate accounts are shareholders and will vote the shares of the Fund attributable to the Contract Owners in accordance with Contract Owners' voting instructions. If voting instructions are not received, the separate accounts will vote the shares of a Fund for which voting instructions have not been received in proportion (for, against or abstain) to those for which timely voting instructions have been received. As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Contract Owners are also permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund's shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC ("NFD"), an affiliate of NFA, acts as the Trust's principal underwriter. Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC ("NFM"), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. ("Nationwide Financial"), provides various administrative and accounting services, including daily valuation of the Fund's shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. The address for NFA, NFD and NFM is One Nationwide Plaza, Mail Code 5-02-210, Columbus, Ohio 43215.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of AQR, nor do any such Officers or Trustees own securities issued by AQR or have any other material direct or indirect interest in AQR.

The Trust will furnish, without charge, a copy of the Trust's most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free 800-848-0920. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.  Additional copies of the full Information Statement may be obtained, without charge, by calling toll-free 800-848-0920.

By Order of the Board of Trustees of Nationwide Variable Insurance Trust,

/s/ Eric E. Miller
Eric E. Miller, Secretary

January 31, 2018

EXHIBIT A

SUBADVISORY FEES

The annual subadvisory fees payable by NFA to AQR (as a percentage of the Fund's average daily net assets) are set forth in the following table:

Fund	Subadvisory Fees
NVIT Nationwide Fund	0.20% on subadvisory assets up to $250 million; 0.18% on subadvisory assets of $250 million and more but less than $500 million; and 0.16% on subadvisory assets of $500 million and more.

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund's average daily net assets) as set forth in the following table:

Fund	Advisory Fees
NVIT Nationwide Fund
0.60% on assets up to $250 million;
0.575% on assets of $250 million and more but less than $1 billion;
0.55% on assets of $1 billion and more but less than $2 billion;
0.525% on assets of $2 billion and more but less than $5 billion and
0.50% on assets of $5 billion and more.

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended December 31, 2017. The amount indicated is after fee waivers and expense reimbursements.

Fund	Advisory Fees
NVIT Nationwide Fund	$4,366,008
C-1

EXHIBIT D

OUTSTANDING SHARES

As of December 31, 2017, the Fund had issued outstanding shares in the amounts set forth in the table below:

Fund	Number of Shares Outstanding
NVIT Nationwide Fund – Class I	28,218,433.924
NVIT Nationwide Fund – Class II	5,930,932.092
NVIT Nationwide Fund – Class IV	6,428,079.775
NVIT Nationwide Fund – Class Y	-
D-1

EXHIBIT E

5% SHAREHOLDERS

As of December 31, 2017, to the Trust's knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the "shares") of the Fund.

Account Holder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder
NVIT Nationwide Fund Class I
NATIONWIDE LIFE INSURANCE COMPANY COLUMBUS, OH 43218	7,406,007.675	26.25%
NATIONWIDE LIFE INSURANCE COMPANY COLUMBUS, OH 43218	6,750,115.317	23.92%
NATIONWIDE LIFE INSURANCE COMPANY COLUMBUS, OH 43218	5,364,242.909	19.01%
NATIONWIDE LIFE INSURANCE COMPANY COLUMBUS, OH 43218	2,816,351.751	9.98%
NATIONWIDE LIFE INSURANCE COMPANY COLUMBUS, OH 43218	2,226,025.452	7.89%
NVIT Nationwide Fund Class II
NATIONWIDE LIFE INSURANCE COMPANY COLUMBUS, OH 43218	5,891,638.013	99.34%
NVIT Nationwide Fund Class IV
NATIONWIDE LIFE INSURANCE COMPANY COLUMBUS, OH 43218	6,222,817.408	96.81%

E-1